As Filed With the Securities and Exchange Commission on October 30, 2003

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRAGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

59-2101668
(I.R.S. Employer Identification No.)

865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324
(954) 233-8746
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

DENNIS W. HEALEY EXECUTIVE VICE PRESIDENT VIRAGEN, INC. 865 S.W. 78th AVENUE, SUITE 100 PLANTATION, FLORIDA 33324 (954) 233-8746	JAMES M. SCHNEIDER, ESQ. SCHNEIDER WEINBERGER LLP 2499 GLADES ROAD, SUITE 108 BOCA RATON, FL 33431 TELEPHONE: (561) 362-9595 FACSIMILE: (561) 362-9612

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time as described in the Prospectus.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of securities	Amount to be	offering price per	maximum aggregate	Amount of
to be registered	registered	unit (1)	offering price (1)	registration fee

Common stock, $.01 par value per share, issued at closing (2)	22,716,964	$0.25	$5,679,241	$459.45

Common stock, $.01 par value per share, issuable upon exercise of common stock purchase warrants (3)	4,263,394	$0.28	1,193,750	96.57

Common stock, $.01 par value per share, issuable upon exercise of common stock purchase warrants (4)	191,000	$0.25	47,750	3.86

Common stock, $.01 par value per share, issuable upon exercise of common stock purchase warrants (5)	9,250,000	$0.25	2,312,500	187.08

	36,421,358		$9,233,241	$746.96

(1)	The registration fee has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2)	Represents shares of our common stock issued under a securities purchase agreement dated September 29, 2003. The registration fee is based on the last sale price of our common stock, $.01 par value per share, as reported by the American Stock Exchange on October 24, 2003.

(3)	Represents shares of our common stock issuable upon the exercise of common stock purchase warrants issued under a securities purchase agreement dated September 29, 2003. The registration fee is based on the $0.28 price at which the common stock purchase warrants are exercisable into shares of our common stock.

(4)	Represents shares of our common stock issuable upon the exercise of common stock purchase warrants issued in connection with a securities purchase agreement dated September 29, 2003. The registration fee is based on the last sale price of our common stock, $.01 par value per share, as reported by the American Stock Exchange on October 24, 2003, which was greater than the $0.224 exercise price of the common stock purchase warrants.

(5)	Represents shares of our common stock issuable upon the exercise of common stock purchase warrants issued in connection with a common stock purchase agreement dated March 31, 2003. The registration fee is based on the last sale price of our common stock, $.01 par value per share, as reported by the American Stock Exchange on October 24, 2003, which was greater than the $0.10 exercise price of the common stock purchase warrants.

ii

Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions applicable to the securities being registered.

Viragen, Inc. will amend this registration statement on the date or dates as may be necessary to delay its effective date until Viragen shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

iii

Subject to Completion
Dated October 30, 2003

Selling Security Holder Offering Prospectus

Viragen, Inc.

36,421,358 shares of common stock

     This prospectus covers the resale of an aggregate of 36,421,358 shares of our common stock, consisting of 22,716,964 outstanding shares and 13,704,394 shares issuable upon exercise of outstanding common stock purchase warrants. We will not receive any proceeds from the sale of shares by the selling security holders.

     Our common stock is listed on the American Stock Exchange under the symbol “VRA”. On October 24, 2003, the last reported sale price for our common stock was $0.25 per share.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning at page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2003.

ABOUT VIRAGEN
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS
EX-5.1 Opinion & Consent of Schneider Weinberger
EX-23.1 Consent of Ernst & Young LLP

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus.

ABOUT VIRAGEN

     Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

     Viragen, Inc. and its subsidiaries are engaged in the research, development, manufacture and sale of a natural human alpha interferon product designed to treat a broad range of viral and malignant diseases. Our strategy also includes the development of avian transgenics technology for the large-scale, cost-effective contract manufacturing of protein-based drugs. We are also researching and developing therapeutic protein-based drugs designed for the treatment of targeted cancers.

     Our majority-owned subsidiary, Viragen International, Inc., whose shares are traded on the over-the-counter Bulletin Board under the symbol “VGNI,” is a biopharmaceutical company engaged in researching, developing, manufacturing and selling a natural human alpha interferon product designed to treat a broad range of viral and malignant diseases. Viragen International, Inc. produces a natural human alpha interferon product under the tradename Multiferon™, from human white blood cells, also known as leukocytes. Natural interferon-alpha is one of the body’s most important natural defense mechanisms to foreign substances like viruses, but it also stimulates and modulates the human immune system. In addition, interferon inhibits the growth of various viruses including those associated with diseases like hepatitis, some types of cancer, multiple sclerosis, and severe acute respiratory syndrome (SARS).

     Our avian transgenic project is designed to enable us to produce protein-based drugs, including monoclonal antibodies, inside the eggs of specially developed chickens. Monoclonal antibodies are laboratory-produced, highly specialized therapeutic proteins that can locate and bind to cancer cells wherever they are in the body. Many monoclonal antibodies are used in cancer detection or therapy. Our goal is to develop a technology which will enable us to meet the large-scale production requirements for our own therapeutic protein-based products currently under development. We also believe this technology has potential to offer to others in the biopharmaceutical industry an alternate faster method of production of their protein-based products with higher capacity and at a lower cost. Specifically, using transgenic chickens in production may provide advantages over current traditional methods including relative ease of scale-up, time to develop commercial scale production levels and reduced capital outlay when compared to the most common production methods, which utilize capital intensive bioreactors.

     We believe that no single approach or method is likely to treat all cancers effectively. We have approached the treatment of targeted cancers from several directions, which we believe will increase our likelihood of clinical success. In collaboration with the Memorial Sloan-Kettering Cancer Center, we have initiated research on human monoclonal antibodies targeting ganglioside GD3 for the treatment of melanoma and possibly certain other cancers. In collaboration with the UK’s Cancer Research Campaign, we are developing monoclonal antibodies to block the protective effect of the protein CD55 on the surface of tumor cells. In collaboration with the University of Miami’s Sylvester Comprehensive Cancer Center, we are researching and developing a specific anti-cancer technology designed to develop a novel form of an immune enhancing drug that has shown promise by inhibiting tumor growth in rats for a broad range of cancers. The drug is a novel 11 amino acid peptide called IEP 11, which was derived from a tumor transmembrane glycoprotein. We believe IEP 11 possesses anti-cancer vaccine properties, both prophylactically and therapeutically.

     Our executive offices are located at 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324. Our telephone number is (954) 233-8746; our facsimile number is (954) 233-1414. Unless otherwise indicated, references in this prospectus to “Viragen,” “we,” “us” and “our” are to Viragen, Inc., and our wholly-owned and majority-owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the Securities and Exchange Commission, as discussed below.

     We are required to file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these filings at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Securities and Exchange Commission’s regional offices located in New York, NY and Chicago, IL. You may request copies of these documents by writing to the Securities and Exchange Commission and paying the required fee for copying. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of their public reference rooms. Copies of our filings are also available at the Securities and Exchange Commission website at http://www.sec.gov.

     The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our Current Report on Form 8-K dated September 29, 2003 filed with the SEC on October 2, 2003;

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2003 filed with the SEC on September 29, 2003.

     We will deliver without charge a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2003 and our Quarterly Report on Form 10-Q that has been filed with the SEC for any quarter ended after June 30, 2003 to each person receiving a copy of this prospectus. If you need an additional copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address:

Dennis W. Healey
Chief Financial Officer
Viragen, Inc.
865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324
Telephone Number: (954) 233-8746

     Copies of our SEC filings and other information about us are also available on our website at www.viragen.com. The information on our website is neither incorporated into, nor a part of, this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus, and other documents that we have incorporated by reference or included by attachment, contain forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors – many beyond our control – that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong.

     Forward-looking statements might include one or more of the following:

•	anticipated debt or equity fundings;

•	projections of future revenue;

•	anticipated clinical trial commencement dates, completion timelines or results;

•	descriptions of plans or objectives of management for future operations, products or services;

•	forecasts of future economic performance; and

•	descriptions or assumptions underlying or relating to any of the above items.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as “will,” “would,” “should,” “could” or “may”. Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

RISK FACTORS

     An investment in our common stock is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

Risks Related to Our Financial Condition

We have a history of losses due to lack of significant sales and regulatory approvals. If we do not receive necessary regulatory approvals and develop profitable operations, we will need to terminate our operations. As a result, investors may lose their entire investment.

     Since the organization of Viragen, we have incurred operating losses. Losses have totaled:

•	$17,348,686 for the fiscal year ended June 30, 2003;

•	$11,088,832 for the fiscal year ended June 30, 2002; and

•	$11,007,809 for the fiscal year ended June 30, 2001.

     At June 30, 2003, we had an accumulated deficit since organization of $102,290,549, and our working capital totaled $2,475,290.

     We presently produce a natural human alpha interferon product under the name Multiferon™. The product is approved in Sweden and Mexico for the treatment of chronic myeloid leukemia, hairy cell leukemia and for the treatment of any and all diseases for which recombinant interferon therapy failed or the patient was unable to tolerate the regimen. The product is also approved for sale in the treatment of chronic myeloid leukemia and hairy cell leukemia in the Czech Republic, Egypt, Hong Kong, Indonesia, Myanmar and Thailand. However, as the United States Food and Drug Administration and other European Union regulatory authorities have not approved our natural interferon product, we have limited sales revenues. We have not sought the approval of our natural human interferon product from the United States Food and Drug Administration or its European Union counterparts, except Sweden.

     We will not be able to significantly reduce our losses or operate profitably until we obtain the necessary approvals to manufacture and sell natural interferon or other products on a widely accepted basis. We expect sales of natural interferon to be our primary source of income for the foreseeable future. Investors must understand that our natural interferon product may never receive certain approvals sought from regulatory authorities. In addition, even if approval is received, we may not be able to achieve sufficient profit from the sale of natural interferon. If we do not obtain the required approvals, or we do not profit from the sale of natural interferon or other products, we will likely cease operations. In that case, investors in Viragen will likely lose their entire investment.

Our business is capital intensive, and because we do not currently generate sufficient operating revenues, we will require additional financing that may not be available to us. If we are unable to obtain additional funds from other financings we may have to significantly curtail the scope of our operations.

     We believe that our cash and cash equivalents are sufficient to meet our operating requirements through our fiscal year ending June 30, 2004. As of June 30, 2003, we had approximately $5.9 million in cash. Subsequent to June 30, 2003 we have received approximately $6.6 million from the exercise of outstanding common stock purchase warrants and the sale of our common stock. For our fiscal year ending June 30, 2004, we estimate the need of approximately $8.5 million for operating activities, $1 million for investing activities and $2.5 million to service our outstanding debt obligations assuming that our outstanding convertible debentures are not converted into shares of our common stock by the holders. Subsequent to June 30, 2004 it will be necessary for us to raise additional funding in order to continue our operating activities.

     Our operating losses and working capital requirements continue to adversely affect cash flow. Product sales for our fiscal years ended June 30, 2001, 2002 and 2003 were $0, $1,275,264 and $630,785, respectively, which were not sufficient to generate positive cash flow from operations. We are dependant upon further equity or debt fundings to successfully execute our business plan. In the event of our inability to raise sufficient capital, or a lack of expanded revenue from the sale of our natural interferon product, we would be required to significantly curtail or suspend a portion or all of our operations. Further, sufficient funding may not be available to finance planned future scientific collaborations, planned marketing efforts or planned plant facility expansions or modifications. Any failure to raise additional funds in the future may also result in our inability to successfully promote our brand name, complete existing and/or undertake new research and development projects, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial condition and results of operations.

The recent economic and political environment has made raising capital difficult and we have found few sources of available funds.

     As a result of the decline in the capital markets, which began in 2000, and certain world events including the September 11, 2001 terrorist attacks on the United States, we have experienced a reduction in available investment capital coupled with investors’ general reluctance to invest in development companies. Our success in attracting additional funding has been limited to transactions in which our equity is used as currency. Financing activities during this period have consisted of sales of our common stock at a discount to the market price and the issuance of debentures convertible into shares of our common stock, usually at a discount to prevailing market prices. In light of the availability of this type of financing, and the lack of alternative proposals, our board of directors has determined that the continued use of our equity for these purposes may be necessary if Viragen is to sustain operations.

Risks Related to this Offering and the Market for our Shares

The issuance of our shares under our September 2003 securities purchase agreement and upon conversion of outstanding convertible debentures may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock.

     As of the date of this prospectus, there are 320,004,018 shares of our common stock outstanding. Resales of shares by the purchasers under our September 2003 securities purchase agreement will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we issued under the securities purchase agreement will be available for immediate resale as of the date of this prospectus, the mere prospect of these resales could depress the market price for our common stock. The shares of our common stock issued under the securities purchase agreement were sold at 80% of the closing market price on the trading day preceding the closing date of the transaction. The issuance of shares under the securities purchase agreement therefore diluted the equity interest of existing stockholders.

     The conversion price of our outstanding convertible debentures was $0.3173, which was above the $0.25 market price of our common stock on the closing date of the transaction. The conversion price was reduced to $0.224 on September 29, 2003 as a result of the September 2003 securities purchase agreement. This reduced conversion price was below the $0.26 closing market price of our common stock on September 29, 2003. The issuance of our shares upon conversion of the convertible debentures and their resale by the debenture holders will increase our publicly traded shares. These resales could also depress the market price of our common stock. We will not control whether or when the debenture holders elects to convert their shares, but it can be assumed that they will do so at a time when the conversion price is less than the market price for our shares.

     The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

     As of the date of this prospectus, there are 52,517,006 shares of our common stock issuable upon exercise or conversion of the following securities. These securities represent approximately 16.4% of our current outstanding shares outstanding as of the date of this prospectus.

Convertible preferred stock, Series A	11,289
Officers, employees, and directors options (exercisable at an average price of $1.16 through June 2009)	4,629,500
Consultant warrants (exercisable at an average price of $2.60 through February 2009)	2,001,000
Debt and equity offering warrants (exercisable at an average price of $0.22 through June 2008)	36,212,743
Convertible debentures (Outstanding principal of $2,164,394 convertible through September 1, 2005 at a price of $0.224)	9,662,474

52,517,006

Risks Related to our Business

Competitive conditions in the pharmaceutical industry may force us to terminate operations.

     Competition for investment capital and market share in the immunological and pharmaceutical products industry is very strong. Our competitors, which include major pharmaceutical companies, have more experience in research, development and clinical testing of pharmaceutical and biomedical products. We have not yet developed an immunological product that can be widely marketed. Our competitors also have greater financial, marketing and human resources. Some of our competitors, including Hoffmann-La Roche, Inc. and Schering-Plough Corporation, have received approvals for their synthetic interferons. They have been marketing their products since 1986 and have received wide acceptance from the medical community and the patient population for their products. This will make it more difficult for us to introduce and penetrate the market with our product, if and when we receive the necessary regulatory approvals. We expect competition to increase in the future.

     In addition, technological advances made by our competitors may make synthetic interferon products more effective, less costly and with less harmful side effects. We may not be able to keep pace with technological advances by others, either because we do not have sufficient resources or because we cannot achieve greater improvements in our technology. If we are unable to compete with our larger, more experienced competitors, we will likely terminate operations.

     Competition for funding in the pharmaceutical industry is also intense. We have a limited source of income at this time, and we will require additional funding to conduct clinical trials so we may receive regulatory approvals. We must obtain additional funding from outside sources to conduct these trials. If we are unable to locate funding or obtain funding on reasonable terms, we will likely terminate operations. In that case, investors in Viragen will likely lose their entire investment.

Government regulation may affect Viragen’s ability to develop and distribute natural interferon.

     All pharmaceutical manufacturers are subject to state, federal and foreign rules and regulations, including those of the United States Food and Drug Administration, Asian markets and the European Union regulatory authorities. These rules and regulations are constantly changing. These changes could extend the period of clinical trials, involve costly compliance measures and may restrict our ability to produce and distribute our natural interferon product based on the results of testing. It is possible that we may never receive these regulatory approvals for any specific illness or range of illnesses that we are attempting to treat with our natural interferon product.

If patients have problems receiving third party reimbursements for natural interferon, it will be more difficult to market our product. In addition, our marketing costs would increase.

     Our ability to successfully market our products depends in part on the availability of reimbursements from government health administration authorities, private health coverage insurers and other organizations. The pricing of products similar to ours, or the amount of reimbursement available to patients, may affect our ability to market our product at a profit. Third party reimbursement limitations could restrict the patient population that will use our product. If we have difficulty in securing third party payors to reimburse for our product, we could be required to increase our marketing efforts, which, in turn, will involve greater expense to us.

Our proprietary technology and any future patents that we receive may not provide sufficient protection to us.

     We intend to rely, in part, on technology developed by our scientists for the efficient and safe production of natural interferon, our avian transgenics technologies and our oncology technologies. If we are not successful in obtaining patents or demonstrating that our production processes are proprietary under trade secret law, we will have limited protection against those who might copy our technology. We have not received any communications or had any conversations with the owners of related patents that may potentially make claims or who have threatened to make a claim that our patents infringe their patents. However, we may be damaged if we are accused of misappropriating a competitor’s proprietary technology, even if these claims are untrue. We cannot assure you that any of our patent applications will be approved. Even if granted, we cannot assure you that these patents or any future patent applications or our other proprietary rights will provide sufficient protection to us.

We may not be able to produce targeted drugs in egg whites of transgenic chickens in commercially viable quantities.

     Our avian transgenics project, still in the development stage, is designed to enable Viragen to produce protein-based drugs, including monoclonal antibodies, inside the egg whites of transgenic developed chickens. Even if we are successful in producing the targeted proteins in egg whites, we are unable to predict whether this technology will yield commercially viable quantities.

Technology transfers to third parties may not result in revenue to us.

     One of our proposed marketing strategies is to license our manufacturing technology to third parties. They, in turn, will use our technology to produce and market our natural interferon outside the United States of America. We cannot guarantee that these third parties will be able to successfully market the product or that we will receive revenue from their efforts.

We may be exposed to product liability claims, and our product liability insurance may not be sufficient to cover all claims or continue to be available to us.

     Persons who claim to be injured from use of our natural interferon, or other products or processes, may file claims for personal injuries or other damages against us. Directives in the European Union provide for strict liability and permit compensation claims to be made within a ten year period from when the product is placed on the market, and three years from the event giving rise to the claim, thereby creating a 13 year period within which compensation claims could be asserted. In order to protect ourselves against these claims, we maintain product liability insurance in the amount of $5,000,000. We cannot be sure that our insurance coverage will be adequate to insulate us from liabilities that may result from the use of our products. Also, in the future this type of insurance may not be available, or we may not be able to afford this form of insurance.

Our reliance on foreign third party manufacturers may disrupt operations.

     Foreign manufacturing could expose us to risks involved with fluctuations in exchange rates of foreign currencies. In addition, reliance on international vendors exposes us to all the risks of dealing with a foreign manufacturing source. These risks include:

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers, including import and export restrictions;

•	political or economic instability;

•	compliance with foreign laws;

•	transportation delays and interruptions;

•	difficulties in protecting intellectual property rights in foreign countries; and

•	currency exchange risks.

     Foreign manufacturing arrangements may also limit our control, and could disrupt our operations, which, in turn, could negatively impact upon your investment in us.

We do not expect to pay dividends in the foreseeable future.

     We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. For the foreseeable future, we will use earnings from operations, if any, to finance our growth, and we will not pay dividends to our common stockholders. You should not rely on an investment in our common stock if you require dividend income. The only return on your investment in our common stock, if any, would most likely come from any appreciation of our common stock.

We are engaged in the biotechnology industry; as a result, the market price for our common stock may be subject to extreme volatility.

     The market for securities of biotechnology companies, including companies such as ours, has historically been more volatile than the market for stocks in general. As a result, the price of our common stock may be subject to wide fluctuations in response to factors, some of which are beyond our control, including, without limitation:

•	quarter-to-quarter variations in our operating results;

•	our announcement of material events;

•	price fluctuations in sympathy to others engaged in our industry; and

•	the effects of media coverage of our business.

     Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

     Viragen’s common stock traded on the over-the-counter Bulletin Board from June 29, 1999 through April 16, 2000, under the symbol “VRGN.” Our common stock began trading on the American Stock Exchange on April 17, 2000, under the symbol “VRA.” Our common stock has traded between a high of $1.69 and a low of $0.05 since January 1, 2001.

We depend on the continued services of our executive officers and on our ability to attract and maintain other qualified employees.

     While we do not rely upon one specific individual to provide the management and scientific leadership, the team of executive management in the U.S. and the scientific teams located in Scotland and Sweden, taken together, are crucial to the future development of the company. Though competition for qualified scientific and managerial personnel is at times intense in the markets in which we operate, we have in the past had a high level of success in attracting and retaining such personnel, and, while we can give you no assurance, we anticipate continued success in such regard in the future.

We could use preferred stock to resist takeovers, and the issuance of preferred stock may cause additional dilution.

     Our Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, of which 2,650 shares of series A preferred stock are issued and outstanding on the date of this prospectus. Our Certificate of Incorporation gives our board of directors the authority to issue preferred stock without approval of our stockholders. We may issue additional shares of preferred stock to raise money to finance our operations. We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the terms of preferred stock, including:

•	dividend and liquidation preferences;

•	voting rights;

•	conversion privileges;

•	redemption terms; and

•	other privileges and rights of the shares of each authorized series.

     The issuance of large blocks of preferred stock could possibly have a dilutive effect to our existing stockholders. It can also negatively impact our existing stockholders’ liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to friendly third parties to preserve control by present management. This could occur if we become subject to a hostile takeover that could ultimately benefit Viragen and Viragen’s stockholders.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling security holders. To the extent that the warrants underlying certain of the shares covered by this prospectus are exercised on other than a cashless basis, we could receive gross proceeds of up to approximately $2.16 million. We intend to use any net proceeds we receive upon the exercise of warrants for general corporate purposes, including:

•	funding of the commercialization of our Multiferon product:

•	funding collaborative research projects for the development of new technologies;

•	financing capital expenditures;

•	payment of financing obligations; and

•	working capital.

     Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term, investment grade, interest-bearing securities.

SELLING SECURITY HOLDERS

Securities Purchase Agreement dated September 29, 2003

     On September 29, 2003, we entered into a securities purchase agreement with Palisades Equity Fund LP, Alpha Capital AG, Crescent International, Ltd., Bristol Investment Fund Ltd., Gryphon Master Fund, LP, Crestview Capital Fund II, LP, PEF Advisors LLC and PEF Advisors LLP for the purchase of an aggregate of $4,775,000 of our common stock. The shares our common stock were purchased at a price of $0.224 per share, which was 80% of the closing bid price for our common stock on the trading day preceding the closing date of the transaction. Under the terms of the securities purchase agreement, we also issued common stock purchase warrants to the investors to purchase an aggregate of 4,263,394 shares of our common stock at $0.28 per share for a period of three years. The warrants are exercisable on a cashless basis, whereby the holder, rather than pay the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised.

     HPC Capital Management acted as placement agent in connection with the September 29, 2003 securities purchase agreement. HPC Capital Management introduced us to the selling security holders and assisted us with structuring the securities purchase agreement. As consideration for HPC Capital Management’s services as placement agent in connection with this securities purchase agreement, we issued to HPC Capital Management, 1.4 million shares of our common stock and a warrant to purchase up to 191,000 shares of our common stock, exercisable at a price of $0.224 per share for a period of three years. Subsequent to receipt of the 1.4 millions shares, HPC Capital Management assigned 300,000 of the shares to PEF Advisors, LLC, 253,000 of the shares to Paul T. Mannion, Jr., 253,000 of the shares to Andrew Reckles, 253,000 of the shares to Vince Sbarra and 66,000 of the shares to David Pitt.

     Resale of the shares of our common stock issued and issuable under the securities purchase agreement dated September 29, 2003 is covered by this prospectus.

Common Stock Purchase Agreement dated March 31, 2003

     On March 31, 2003 we entered into a common stock purchase agreement with Talisman Management Limited for the future issuance and purchase of shares of our common stock. This common stock purchase agreement established what is sometimes termed an equity line of credit.

     In connection with the common stock purchase agreement, we issued common stock purchase warrants to Talisman Management Limited, to purchase up to 12 million shares of our common stock at a price of $0.10 per share. The warrants have a term from the date of issuance of five years. On September 29, 2003, we executed a termination agreement with Talisman Management Limited terminating the equity line of credit. Talisman Management Limited agreed to surrender 3 million of the 12 million common stock purchase warrants it received. On October 6, 2003 Talisman Management Limited assigned 3,690,000 of the warrants it retained to PEF Advisors LLC, 2,655,000 of the warrants to Crescent International Ltd. and 2,655,000 of the warrants to Balmore SA.

     HPC Capital Management acted as placement agent in connection with the March 31, 2003 common stock purchase agreement. HPC Capital Management introduced us to Talisman Management Limited and assisted us with structuring the equity line of credit. HPC Capital Management’s duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities. As partial consideration for HPC Capital Management’s services as placement agent in connection with this offering, we issued to HPC Capital Management, a warrant to purchase up to 250,000 shares of our common stock at a price of $0.10 per share at any time prior to March 31, 2008.

     This prospectus covers the resale of all 9,250,000 shares of our common stock issuable upon the exercise of these warrants.

Ownership Table

     The following table sets forth:

•	the name of each selling security holder;

•	the amount of common stock owned beneficially by each selling security holder;

•	the number of shares that may be offered by each selling security holder pursuant to this prospectus;

•	the number of shares to be owned by each selling security holder following sale of the shares covered by this prospectus; and

•	the percentage of our common stock to be owned by each selling security holder following sale of the shares covered by this prospectus (based on 320,004,018 shares of common stock of Viragen outstanding as of the date of this prospectus), as adjusted to give effect to the issuance of shares upon the exercise of the named selling security holder’s warrants, but no other person’s warrants.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and the information provided by our transfer agent.

     We may amend or supplement this prospectus, from time to time, to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of this offering. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the shares owned beneficially by them, which are covered by this prospectus, but will not sell any other shares of our common stock that they presently own.

	Number of Shares
	Beneficially Owned			Number of Shares
Name of Selling Security	and to be Owned		Number of Shares to	Owned After	Percent After
Holder	(15)		be Offered	Offering	Offering

Palisades Equity Fund LP	13,110,416	(1)	5,758,928	7,351,488	2.3%
Alpha Capital AG	12,451,637	(2)	4,553,572	7,898,065	2.4%
Crescent International Limited	17,036,416	(3)	7,799,743	9,236,673	2.8%
Bristol Investment Fund Limited	9,756,741	(4)	5,273,572	4,483,169	1.4%
Gryphon Master Fund, LP	4,062,921	(5)	2,678,572	1,384,349	*
Crestview Capital Fund II, LP	2,142,857	(6)	2,142,857	0	*
PEF Advisors, LLC	3,962,657	(7)	3,962,657	0	*
PEF Advisors, Ltd.	267,857	(8)	267,857	0	*
Balmore SA	2,442,600	(9)	2,442,600	0	*
HPC Capital Management	716,000	(10)	716,000	0	*
Paul T. Mannion, Jr.	253,000	(11)	253,000	0	*
Andrew Reckles	253,000	(12)	253,000	0	*
Vince Sbarra	253,000	(13)	253,000	0	*
David Pitt	66,000	(14)	66,000	0	*

*	less than 1%

(1)	Includes 4,799,107 shares of common stock held and 959,821 shares underlying common stock purchase warrants issued in connection with the September 29, 2003 securities purchase agreement. Also includes 4,351,488 shares underlying convertible debentures dated June 27, 2003 and 3,000,000 shares underlying common stock purchase warrants issued to Palisades Equity Fund on June 13, 2003. PEF Advisors, LLC (“PEF”) serves as investment manager to Palisades Equity Fund LP, a limited partnership formed under the laws of the British Virgin Islands (“Palisades”). By reason of such relationships, PEF may be deemed to have dispositive power over the shares of our common stock owned by Palisades. PEF disclaims beneficial ownership of such shares of our common stock. As of October 30, 2003, Mr. Paul T. Mannion, Jr. and Mr. Andrew S. Reckles, managing members of PEF, have delegated authority from the members of PEF regarding the portfolio management decisions of Palisades with respect to the shares of common stock owned by Palisades. By reason of such delegated authority, Messrs. Mannion and Reckles may be deemed to share dispositive power over the shares of our common stock owned by Palisades. Messrs. Mannion and Reckles disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. The address of Messrs. Mannion and Reckles is 200 Mansell Court East, Suite 550A, Roswell, Georgia, 30076.

(2)	Includes 3,794,643 shares of common stock held and 758,929 shares underlying common stock purchase warrants issued in connection with the September 29, 2003 securities purchase agreement. Also includes 1,306,107 shares underlying convertible debentures dated June 27, 2003, 3,823,263 shares underlying common stock purchase warrants issued to Alpha Capital on June 11, 2003 and 2,768,695 shares underlying common stock purchase warrants issued to Alpha Capital in connection with a securities purchase agreement dated June 27, 2003. The person making investment decisions for the named selling security holder is Konrad Ackerman, whose address is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein.

(3)	Includes 4,464,286 shares of common stock held and 3,547,857 shares underlying common stock purchase warrants issued in connection with the September 29, 2003 securities purchase agreement. Also includes 2,752,976 shares underlying convertible debentures dated June 27, 2003, 4,166,667 shares underlying common stock purchase warrants issued to Crescent International on June 26, 2003 and 2,000,000 shares underlying common stock purchase warrants issued to Crescent International in connection with a securities purchase agreement dated June 27, 2003. Also includes 2,442,600 shares underlying common stock purchase warrants assigned to Crescent International by Talisman Management Limited, which were issued to Talisman Management Limited in connection with a common stock purchase agreement dated March 31, 2003. Also includes 317,030 shares of common stock held that were obtained from other prior financing transactions with Viragen. Mel Craw and Maxi Brezzi, in their capacity as managers for GreenLight (Switzerland) SA, the investment advisor to Crescent, are the individuals that have voting and dispositive power over the shares to be sold by Crescent. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares of our common stock. The address for Messrs. Craw and Brezzi is 84 Avenue Louis-Casai, CH 1216 Cointrin, Geneva, Switzerland.

(4)	Includes 3,794,643 shares of common stock held and 758,929 shares underlying common stock purchase warrants issued in connection with the September 29, 2003 securities purchase agreement. Also includes 1,251,903 shares underlying convertible debentures dated June 27, 2003, 900,023 shares underlying common stock purchase warrants issued to Bristol Investment Fund in connection with a securities purchase agreement dated November 8, 2002 and 2,083,334 shares underlying common stock purchase warrants issued to Bristol Investment Fund on June 9, 2003. Also includes 720,000 shares underlying common stock purchase warrants assigned to Bristol Investment Fund by Talisman Management Limited, which were issued to Talisman Management Limited in connection with a common stock purchase agreement dated March 31, 2003. Also includes 247,909 shares of common stock held that were obtained from other prior financing transactions with Viragen. The person making investment decisions for the named selling security holder is Paul Kessler, whose address is 6363 Sunset Boulevard, 5th Floor, Hollywood, California 90028.

(5)	Includes 2,232,143 shares underlying convertible debentures and 446,429 shares underlying common stock purchase warrants issued in connection with the September 29, 2003 securities purchase agreement. Also includes 1,384,349 shares underlying common stock purchase warrants issued to Gryphon Master Fund, LP in connection with a securities purchase agreement dated June 27, 2003. The person making investment decisions for the named selling security holder is E. B. Lyon IV, whose address is 500 Crescent Court, Suite 270, Dallas, Texas, 75201.

(6)	Includes 1,785,714 shares of common stock held and 357,143 shares underlying common stock purchase warrants issued in connection with the September 29, 2003 securities purchase agreement. Stew Fink and Richard Levy have voting and dispositive power over the shares of our common stock owned by Crestview. The address of Messrs. Fink and Levy is 95 Revere Drive, Suite F, Northbrook, Illinois, 60062.

(7)	Includes 223,214 shares of common stock held and 44,643 shares underlying common stock purchase warrants issued in connection with the September 29, 2003 securities purchase agreement. Also includes 300,000 shares of common stock assigned to PEF Advisors LLC by HPC Capital Management, which were issued to HPC Capital Management in connection with the securities purchase agreement dated September 29, 2003. Also includes 3,394,800 shares underlying common stock purchase warrants assigned to PEF Advisors LLC by Talisman Management Limited, which were issued to Talisman Management Limited in connection with a common stock purchase agreement dated March 31, 2003. As of October 30, 2003, Mr. Paul T. Mannion, Jr. and Mr. Andrew S. Reckles, managing members of PEF Advisors, LLC (PEF), have delegated authority from the members of PEF regarding the portfolio management decisions of PEF with respect to the shares of common stock owned by PEF. By reason of such delegated authority, Messrs. Mannion and Reckles may be deemed to share dispositive power over the shares of our common stock owned by PEF. Messrs. Mannion and Reckles disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. The address of Messrs. Mannion and Reckles is 200 Mansell Court East, Suite 550A, Roswell, Georgia, 30076.

(8)	Includes 223,214 shares of common stock held and 44,643 shares underlying common stock purchase warrants issued in connection with the September 29, 2003 securities purchase agreement. As of October 30, 2003, Mr. Paul T. Mannion, Jr. and Mr. Andrew S. Reckles, managing members of PEF Advisors, Ltd. (PEF), have delegated authority from the board of directors of PEF regarding the portfolio management decisions of PEF with respect to the shares of common stock owned by PEF. By reason of such delegated authority, Messrs. Mannion and Reckles may be deemed to share dispositive power over the shares of our common stock owned by PEF. Messrs. Mannion and Reckles disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. The address of Messrs. Mannion and Reckles is 200 Mansell Court East, Suite 550A, Roswell, Georgia, 30076.

(9)	Includes 2,442,600 shares underlying common stock purchase warrants assigned to Balmore SA by Talisman Management Limited, which were issued to Talisman Management Limited in connection with a common stock purchase agreement dated March 31, 2003. The person making investment decisions for the named selling security holder is Francois Morax, whose address is Trident Chambers, PO Box 146, Road Town, Tortola, BVI.

(10)	Includes 275,000 shares of common stock held and 191,000 shares underlying common stock purchase warrants issued in connection with the September 29, 2003 securities purchase agreement. Also includes 250,000 shares underlying common stock purchase warrants issued to HPC Capital Management in connection with a common stock purchase agreement dated March 31, 2003. The person making investment decisions for the named selling security holder is Paul T. Mannion, Jr., whose address is 200 Mansell Court East, Suite 550A, Roswell, GA 30076.

(11)	Includes 253,000 shares of common stock assigned to Paul T. Mannion, Jr. by HPC Capital Management, which were issued to HPC Capital Management in connection with the securities purchase agreement dated September 29, 2003.

(12)	Includes 253,000 shares of common stock assigned to Andrew Reckles by HPC Capital Management, which were issued to HPC Capital Management in connection with the securities purchase agreement dated September 29, 2003.

(13)	Includes 253,000 shares of common stock assigned to Vince Sbarra by HPC Capital Management, which were issued to HPC Capital Management in connection with the securities purchase agreement dated September 29, 2003.

(14)	Includes 66,000 shares of common stock assigned to David Pitt by HPC Capital Management, which were issued to HPC Capital Management in connection with the securities purchase agreement dated September 29, 2003.

(15)	Holders of Viragen’s convertible debentures and warrants have contractually agreed not to convert or exercise at a time when conversion or exercise would result in beneficial ownership of more than 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the conversion or exercise.

     Certain of the selling security holders have participated in prior financings concluded by us. The following table describes their participation. The table does not give effect to the conversion of debentures or exercise of warrants that took place subsequent to the date of financing.

		Securities Purchased

		Convertible	Shares of	Number of
Name of Investor	Date of Financing	Debentures	Common Stock	Warrants

Palisades Equity Fund, LP	September 23, 2002		1,388,889	50,000
Palisades Equity Fund, LP	September 26, 2002		1,388,889	50,000
Palisades Equity Fund, LP	September 30, 2002		1,666,667	50,000
Palisades Equity Fund, LP	November 8, 2002	$750,000		1,822,424
Palisades Equity Fund, LP	January 31, 2003	$1,000,000	2,000,750	4,001,500
Palisades Equity Fund, LP	April 16, 2003	$1,350,549		11,171,241
Palisades Equity Fund, LP	June 27, 2003	$2,000,000		4,878,049
Alpha Capital AG	August 20, 2002		892,857
Alpha Capital AG	November 8, 2002	$600,000		1,598,038
Alpha Capital AG	January 31, 2003	$475,000	950,350	1,900,700
Alpha Capital AG	April 16, 2003	$964,891		8,040,757
Alpha Capital AG	June 27, 2003	$1,135,165		2,768,695
Bristol Investment Fund Limited	September 24, 2002		1,420,455	50,000
Bristol Investment Fund Limited	November 8, 2002	$600,000		1,458,038
Bristol Investment Fund Limited	April 16, 2003	$500,000		4,166,667
Bristol Investment Fund Limited	June 27, 2003	$851,374		2,076,522
Crescent International Limited	January 31, 2003	$500,250	1,000,500	2,001,000
Crescent International Limited	April 16, 2003	$1,000,000		8,333,333
Crescent International Limited	June 27, 2003	$1,000,000		2,439,024
Gryphon Master Fund, LP	June 27, 2003	$567,583		1,384,349

     HPC Capital Management has previously acted as placement agent in connection with the placement of certain debentures we have issued. In connection with those services, HPC Capital Management was issued shares of our common stock and common stock purchase warrants. We are advised that HPC Capital Management continues to own 275,000 shares of our common stock and 441,000 common stock purchase warrants all of which are reflected in the selling security holder table above.

     Neither the selling security holders nor HPC Capital Management has held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. If, in the future, the selling security holders’ or HPC Capital Management’s relationship with us changes, we will amend or supplement this prospectus to update this disclosure.

PLAN OF DISTRIBUTION

     The selling stockholders of the common stock of Viragen, Inc. and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

DESCRIPTION OF SECURITIES

     Viragen is currently authorized to issue up to 700,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus, there are 320,004,018 shares of common stock and 2,650 shares of series A preferred stock outstanding.

Common Stock

     Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon liquidation, dissolution or winding up of Viragen, after payment to creditors and holders of our outstanding preferred stock, Viragen’s remaining assets, if any, will be divided proportionately on a per share basis among the holders of our common stock.

     Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Viragen’s By-Laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

Preferred Stock

     Viragen is authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. Viragen’s board of directors may issue preferred stock by resolutions, without any action of the stockholders. These resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

•	dividend and liquidation preferences,

•	voting rights,

•	conversion privileges, and

•	redemption terms.

     Viragen includes preferred stock in its capitalization to improve its financial flexibility. However, Viragen could use preferred stock to preserve control by present management, in the event of a potential hostile takeover of Viragen. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of Viragen’s common stock.

Series A Preferred Stock

     Viragen established the series A preferred stock in November 1986. Each share of series A preferred stock is immediately convertible into 4.26 shares of our common stock. Dividends on the series A preferred stock are cumulative and have priority to our common stock. These dividends are payable in either cash or common stock, at Viragen’s option.

     The series A preferred stock has voting rights only if dividends are in arrears for five annual dividends. Upon this occurrence, the voting is limited to the election of two directors. Voting rights terminate upon payment of the cumulative dividends. Viragen may redeem the series A preferred stock at any time after expiration of ten consecutive business days during which the bid or last sale price for our common stock is $6.00 per share or higher. There is no mandatory redemption or sinking fund obligation for the series A preferred stock.

     Owners of the series A preferred stock are entitled to receive $10.00 per share, plus accrued and unpaid dividends, upon liquidation, dissolution or winding up of Viragen. This must be satisfied before any distribution or payment is made to holders of the common stock or other stock of Viragen junior to the series A preferred stock.

Transfer Agent

     The transfer agent for the shares of our common stock is Mellon Investor Services, Overpeck Center, 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108.

LEGAL MATTERS

     Schneider Weinberger LLP will review the validity of the issuance of the shares of common stock offered by this prospectus. Schneider Weinberger LLP is located at 2499 Glades Road, Suite 108, Boca Raton, Florida 33431.

EXPERTS

     Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2003, as set forth in their report, and which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Viragen, Inc.

Prospectus

____, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses in connection with the registration of the common stock hereunder are substantially as follows (all expenses other than the SEC Registration Fee are estimates):

Item	Company Expense

SEC Registration Fee	$747

Printing and engraving expenses	2,500

Legal fees and expenses	5,000

Accounting fees and expenses	6,500

Miscellaneous	253

Total	$15,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending, or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

     A corporation may indemnify against expenses, including attorney’s fees, and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of this suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which this action was brought determines that the person is reasonably entitled to indemnity for expenses.

     Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorney’s fees, actually and reasonably incurred by him or her.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Viragen pursuant to the foregoing provisions, Viragen has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Viragen in the successful defense of any action, suit or proceeding, is asserted, Viragen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Viragen will be governed by the final adjudication of this issue.

ITEM 16. EXHIBITS

Exhibit
Number	Description of document

5.1	Opinion and Consent of Schneider Weinberger LLP (includes Exhibit 23.2)*

10.68	Common Stock Purchase Agreement dated March 31, 2003, between Viragen, Inc., and Talisman Management Limited. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

10.70	Form of Common Stock Purchase Warrant dated March 31, 2003, between Viragen, Inc., and Talisman Management Limited. (incorporated by reference to Viragen, Inc.’s Form 10-Q filed with the Securities and Exchange Commission on May 14, 2003)

10.92	Securities Purchase Agreement dated as of September 29, 2003, between Viragen, Inc., and Palisades Equity Fund LP, Alpha Capital AG, Crescent International, Ltd., Bristol Investment Fund Ltd., Gryphon Master Fund, LP, Crestview Capital Fund II, LP, PEF Advisors LLC and PEF Advisors LLP (incorporated by reference to Exhibit 99.1 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on October 2, 2003).

10.93	Registration Rights Agreement entered into as of September 29, 2003, between Viragen, Inc., and Palisades Equity Fund LP, Alpha Capital AG, Crescent International, Ltd., Bristol Investment Fund Ltd., Gryphon Master Fund, LP, Crestview Capital Fund II, LP, PEF Advisors LLC and PEF Advisors LLP (incorporated by reference to Exhibit 99.2 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on October 2, 2003).

10.94	Form of Common Stock Purchase Warrant for Securities Purchase Agreement dated September 29, 2003 (incorporated by reference to Exhibit 99.3 of Viragen, Inc.’s Form 8-K filed with the Securities and Exchange Commission on October 2, 2003).

23.1	Consent of Independent Certified Public Accountants*

23.2	Consent of Schneider Weinberger LLP (included as part of Exhibit 5.1)*

*	Filed herewith

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plantation, State of Florida, on October 24, 2003.

VIRAGEN, INC.

By: /s/ Robert C. Salisbury

Robert C. Salisbury President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Carl N. Singer Carl N. Singer	Chairman of the Board of Directors and Chairman of the Executive Committee	October 27, 2003

/s/ Robert C. Salisbury Robert C. Salisbury	President, Principal Executive Officer and Director	October 24, 2003

/s/ Dennis W. Healey Dennis W. Healey	Executive Vice President, Treasurer, Principal Financial Officer, Director and Secretary	October 24, 2003

/s/ Douglas Lind Douglas Lind	Director	October 24, 2003

/s/ Charles J. Simons Charles J. Simons	Director and Chairman of the Audit and Finance Committee	October 27, 2003

/s/ Gerald Smith Gerald Smith	Director	October 27, 2003

/s/ C. Richard Stafford C. Richard Stafford	Director	October 25, 2003

/s/ Nicholas Burke Nicholas Burke	Controller and Principal Accounting Officer	October 24, 2003

INDEX TO EXHIBITS

Exhibit Number	Description of document

5.1	Opinion and Consent of Schneider Weinberger LLP (includes Exhibit 23.2)*

23.1	Consent of Independent Certified Public Accountants*

23.2	Consent of Schneider Weinberger LLP (included in Exhibit 5.1)*

*	Filed herewith.